[LETTERHEAD OF RICHARD GOLDBERG, CPA]

Board of Directors
Traderight Corp.
Boca Raton, Florida

Dear Board of Directors:

We understand that as a result of the recent majority purchase of Traderight Corp by Equishare Holdings, LLC, we will not be continuing or client/ auditor relationship.

All of our past opinions have been unqualified. Your management has always supplied us with all necessary information and we have been able to rely on all of management's representations. There have been no scope limitations, and the internal controls have been adequate for your management to develop reliable financial statements. Management has also never disagreed with any of our adjustments or recommendations.

We agree with the disclosures as outlined in the Company's Form SB-2 under 'Changes in and disagreements with Accountants.'

We also consent to the use of our 2000 audited financial statements dated February 3, 2001 in Form SB-2 dated December 20, 2002.


Sincerely,

/s/ Richard Goldberg
--------------------
Richard Goldberg, CPA